Newmont Reports First Quarter Net Income of $68 Million ($0.15 Per Share);
                     Richard O'Brien Appointed as President

    DENVER, April 26 /PRNewswire-FirstCall/ -- Newmont Mining Corporation (NYSE:
NEM) today announced net income for the first quarter of 2007 of $68 million ($0.15 per share), compared with $209 million ($0.47 per share) for the first quarter of 2006. The Company also reported gold sales of 1.3 million equity ounces, in-line with expectations, at costs applicable to sales of $421 per ounce for the first quarter of 2007.

    Wayne W. Murdy, Chairman and Chief Executive Officer, said, "While our gold sales performance was consistent with our plans for the quarter, our financial results were adversely impacted by higher than anticipated operating costs resulting from metallurgical and startup challenges at Phoenix in Nevada, increased waste removal costs during the quarter, and adverse exchange rate movements impacting our Australian operations.

    "As we focus the Company's efforts on operational execution and financial discipline, I am pleased to announce the appointment of Richard O'Brien as President and Chief Financial Officer of the Company, effective immediately. Richard will be responsible for overseeing the operational and financial performance of the Company while we work together on strategic development and direction."

    Richard O'Brien, President and Chief Financial Officer, said, "Wayne and I are committed to improving our performance and building value for Newmont's shareholders and stakeholders.

    "As we review our first quarter results, we continue to expect gold sales between 5.2 and 5.6 million equity ounces and copper sales between 210 and 230 million equity pounds. We also anticipate costs applicable to sales of approximately $375 to $400 per ounce for the year, provided that our efforts to address the issues at Phoenix generate planned operational improvements.

    We're also pleased to announce the increase of the Company's revolving credit facility to $2 billion. With a maturity extension to April 2012, this new credit facility increases our financial flexibility."



    FINANCIAL ($ millions, except per share)
                                                     Q1 2007        Q1 2006
    Revenues                                          $1,256         $1,132
    Net income                                           $68           $209
    Net income per share                               $0.15          $0.47

    OPERATING
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces) (1)           1,605          1,809
    Equity gold sales (000 ounces) (1), (2)            1,342          1,392
    Average realized gold price ($/ounce)               $653           $556
    Costs applicable to sales ($/ounce)                 $421           $275
    Cash operating margin ($/ounce) (3)                 $232           $281

    (1) Includes 14 ounces sold (consolidated and equity) for the quarter ended March 31, 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.
    (2) Includes sales from Holloway and Zarafshan discontinued operations for the quarter ended March 31, 2006.
    (3) Cash operating margin is defined as the Average realized gold price less Costs applicable to sales per ounce before treatment and refining costs.

    Financial Review

    First quarter 2007 net income was $68 million ($0.15 per share), compared with $209 million ($0.47 per share) for the first quarter of 2006. Net income for the first quarter of 2007 was impacted by the following, which had the net effect of increasing net income for the quarter by $17 million. Net income for the first quarter of 2006 was positively impacted by $50 million.



    IMPACT OF THE FOLLOWING TRANSACTIONS
    (after-tax), $ million
                                                     Q1 2007        Q1 2006
    Gain on exchange of securities                      $22            $--
    Impairment of marketable securities                 $(5)           $--
    Tax estimate revisions, net                         $--            $48
    Discontinued operations                             $--             $2


    The Company generated net cash from continuing operations of $58 million in the first quarter of 2007, after a $263 million decrease in working capital, compared to net cash from continuing operations of $233 million in the prior year quarter.

    New accounting rules for tax contingencies resulted in a $107 million reduction in January 1, 2007 retained earnings.


    Regional Highlights and 2007 Overview


    NEVADA
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces) (1)            560            535
    Equity gold sales (000 ounces) (1)                  560            489
    Costs applicable to sales ($/ounce)                $493           $395

    (1) Includes 14 ounces sold (consolidated and equity) for the quarter ended March 31, 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.


    Nevada Operating Performance and Outlook

    Equity gold sales in Nevada increased 15% in the first quarter of 2007 from the year ago quarter. Gold sales increased with the commencement of commercial production at Phoenix and Leeville in October of 2006. Open pit and underground ore mined increased to 11 million tons in the first quarter of 2007, up from 9 million in the prior year quarter. Mining at Phoenix and Leeville contributed to the increase in ore mined. Ore milled increased to 6 million tons from 4 million tons in the prior year quarter, although milled ore grade decreased 28% with the processing of lower grade ore from Phoenix. Ore placed on leach pads decreased by 49% from the prior year quarter due to the completion of mining at Lone Tree in 2006. Fewer leach ore tons were processed at Carlin, as the ore mined during the quarter contained a higher proportion of mill material. Stockpile milling at the Lone Tree processing facilities continued in the first quarter of 2007. Processing at the Lone Tree mill is expected to continue throughout the remainder of 2007. Incorporating the first quarter results summarized above, the Company continues to expect equity gold sales in Nevada of approximately 2.35 to
2.55 million ounces for 2007.

    Phoenix optimization remains the primary risk factor influencing Nevada's gold sales and costs applicable to sales outlook for the year. During the quarter, Phoenix experienced lower than expected ore grade, tailings line restrictions, harder than anticipated ore, and lower mill availability. The Company continues to evaluate solutions to address metallurgical and startup challenges related to treating oxide and transitional ores at Phoenix.

    Nevada's costs applicable to sales per ounce increased 25% from the prior year quarter from $395 to $493 per ounce. Higher cost production from Phoenix contributed to the increase in operating costs. Stripping costs also increased due to accelerated mining at Pete, Gold Quarry and Twin Creeks. Costs for underground mining contracted services also increased at Leeville and Carlin East. Labor and input commodity cost escalation continued to impact operating costs. Depreciation, depletion and amortization increased 53% from the prior year quarter as a result of increased investment in new equipment and facilities in 2006.

    The Company continues to expect costs applicable to sales of approximately $375-$400 per ounce, provided that third party and internal initiatives mitigate the current oxide and transitional ore issues at Phoenix. Unit costs during the first quarter of 2007 were above the expected range as a result of higher cost production and lower by-product credits at Phoenix, as well as continued deployment of higher cost contracted underground and maintenance services. Contractor expenses are expected to decrease as Newmont employees are deployed for the remainder of the year. Ongoing challenges at Phoenix could result in costs applicable to sales per ounce above the expected range for the year. Potentially higher grades, improving throughput and increased recoveries at Leeville and Twin Creeks could provide cost reduction opportunities for the remainder of 2007.

    Nevada Capital Projects

    Including Nevada's capital expenditures of $158 million during the first quarter, capital expenditures for the year are expected to remain between $560 and $630 million, with spending primarily related to the construction of the power plant, mine equipment replacement and sustaining development. Construction of the 200 megawatt coal-fired power plant was approximately 55% complete at the end of the first quarter and remains on schedule for completion in 2008. Anticipated capital costs are expected to be between $620 and $640 million. The lower cost of self-generated electricity, when compared with projected future market prices in the region, is expected to reduce Nevada's costs applicable to sales by approximately $25 per ounce.



    YANACOCHA
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces)                455            770
    Equity gold sales (000 ounces)                      234            395
    Costs applicable to sales ($/ounce)                $310           $161

    Yanacocha Operating Performance and Outlook

    Equity gold sales at Yanacocha decreased in the first quarter of 2007 to 234,000 ounces from 395,000 in the prior year quarter. Ore mined and placed on the leach pads decreased to 17 million tons in the first quarter of 2007 from 31 million tons in the prior year quarter. During the same periods, the amount of waste material mined increased to 30 million tons from 19 million tons in the prior year quarter. Leached ore grade decreased by 63% from 0.035 to 0.013 ounces per ton for the first quarter of 2007.

    The Company continues to expect equity gold sales of between 775,000 and 825,000 ounces for 2007. Higher than anticipated gold sales during the first quarter of 2007 resulted from sales of inventory from year end. Yanacocha's gold sales for the remainder of the year could be adversely impacted by higher waste removal rates and lower ore grades, while opportunities exist for inventory reductions and increased recoveries during the remainder of the year at the La Quinua and Carachugo deposits.

    Costs applicable to sales per ounce increased in the first quarter of 2007 to $310 per ounce from $161 per ounce in the year ago quarter, primarily due to higher waste removal, lower production and labor inflation. Consumption of fuel, cyanide, chemicals and reagents decreased from the year ago quarter as the volume of tons mined and placed on leach pads declined. The Company continues to expect costs applicable to sales of approximately $340-$360 per ounce for the year. Increased recoveries could result in costs applicable to sales per ounce towards the lower end of the expected range for the year.

    Yanacocha Capital Projects

    Including Yanacocha's capital expenditures of $56 million during the first quarter of 2007, capital spending for the year is expected to be between $310 and $340 million. Construction of the gold mill was approximately 56% complete at the end of the first quarter of 2007. Progress on the gold mill continues as expected, with final costs projected between $250 and $270 million, and commercial production anticipated by mid-2008. Once complete, the gold mill is expected to enhance the processing efficiency of complex ores, expand future reserves, improve financial returns and extend the operating life at Yanacocha.

    The Company continues to evaluate the Conga project. The timing of the project remains dependent on completion of optimization studies and further community engagement.



    AUSTRALIA/NEW ZEALAND
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces)                332            333
    Equity gold sales (000 ounces)                      332            333
    Costs applicable to sales ($/ounce)                $519           $384



    Australia/New Zealand Operating Performance and Outlook

    Australia/New Zealand sales were essentially unchanged in the first quarter of 2007 from the year ago quarter, as lower production was offset by the sale of inventory. Gold sales at Kalgoorlie remained constant in the first quarter of 2007 compared to 2006. Increased inventory sales at Kalgoorlie offset lower production from a 12% decrease in mill ore grade caused by lower than anticipated mining rates due to poor weather conditions and limited shovel availability. Gold sales at Tanami increased 5% in the first quarter of 2007 from 2006. Sales increased due to a reduction in inventories and 4% higher mill ore grade. However, mill throughput at Tanami decreased 11% due to unplanned mill maintenance. Gold sales at Jundee remained constant in the first quarter of 2007 compared to 2006, resulting from increased inventory sales and a 7% increase in mill ore grade. Mill throughput decreased 20% at Jundee, primarily due to ball mill maintenance. Additionally, mill recovery at Jundee was 4% lower from the prior year quarter. Gold sales at Waihi (Martha) decreased 62% in the first quarter of 2007 from 2006, resulting from planned milling suspension related to underground mine development at Favona and waste removal at the Martha open pit. Gold sales at Pajingo increased 50% in the first quarter of 2007 from 2006, due to a 19% increase in tons milled and a 16% increase in mill ore grade, as mining and ground conditions continue to improve. Incorporating first quarter results, the Company continues to expect equity gold sales in Australia/New Zealand of between 1.275 and 1.325 million ounces for 2007.

    Costs applicable to sales per ounce increased in the first quarter of 2007 by 35% from the year ago quarter, primarily as a function of higher royalties due to the higher gold price, higher input costs and adverse movements in the Australian dollar exchange rate. The strengthening of the Australian dollar increased costs applicable to sales in Australia/New Zealand by approximately $26 per ounce from the prior year quarter. Costs applicable to sales per ounce increased 32% at Kalgoorlie, primarily due to lower gold production and increased mining and milling costs. At Tanami, unit costs increased 27%, primarily due to higher ore hauling charges associated with longer hauling distances, as well as increased royalties due to the higher gold price. Costs applicable to sales per ounce increased 37% at Jundee, primarily attributable to increased maintenance and electricity costs, as well as higher drilling and technical service charges. At Waihi (Martha) in New Zealand, costs applicable to sales per ounce were higher due to the decrease in gold production and the planned transition to underground operations. Costs applicable to sales per ounce at Pajingo decreased 11%, primarily due to increased production from the year ago quarter.

    The Company continues to expect costs applicable to sales of approximately $445-$470 per ounce, excluding adverse changes in the Australian dollar exchange rate beyond a full year average rate of 0.75. Unfavorable changes in the Australian dollar exchange rate could result in operating costs for the region outside of the expected range for the full year, as a significant portion of costs in the region are Australian dollar denominated. Costs applicable to sales in the Australia/New Zealand region are expected to change by approximately $5 to $6 per ounce for every 0.01 move in the Australian dollar exchange rate.

    Australia/New Zealand Capital Projects

    Including capital expenditures of $98 million during the first quarter, capital spending for the year is expected to be between $580 and $645 million. Capital expenditures in Australia are expected to change by roughly $8 million for every 0.01 move in the Australian dollar exchange rate. Capital investment in the region is expected to increase for the rest of 2007, primarily focusing on Boddington. Development of the Boddington project remains on schedule, and is approximately 33% complete, with start-up expected in late 2008 or early 2009. Newmont's share of the expected capital cost remains between $0.9 and $1.1 billion. The completion of this project is expected to provide reserve growth potential with a competitive cost profile in a developed and stable country.


    BATU HIJAU
                                                     Q1 2007        Q1 2006
    Consolidated copper sales (million pounds)           91             81
    Equity copper sales (million pounds)                 48             43
    Costs applicable to sales ($/pound copper)        $1.40          $0.81
    Average realized copper price (1)                 $2.74          $2.08
    Consolidated gold sales (000 ounces)                 84             73
    Equity gold sales (000 ounces)                       45             39
    Costs applicable to sales ($/ounce)                $330           $208

    (1) Average realized copper price before treatment and refining charges and after hedge losses.

    Batu Hijau Operating Performance and Outlook

    Copper and gold sales at Batu Hijau increased by 12% and 15%, respectively, in the first quarter of 2007 from the prior year quarter. Total tons mined increased by 6% from the prior year quarter due to the addition of 26 haul trucks and a loading shovel. The waste-to-ore mined ratio increased to 40.6 in the first quarter of 2007, up from 0.9 in the prior year quarter. Mill throughput increased by 11% from the prior year quarter with an increase in stockpile material feed.

    Incorporating first quarter results, the Company continues to expect equity sales of between 230,000 and 250,000 ounces of gold and between 210 and 230 million pounds of copper in 2007. Higher grade and throughput opportunities exist for the remainder of 2007.

    Total costs applicable to sales increased by $76 million from the year ago quarter. Costs applicable to sales increased by $58 million from the year ago quarter due to an increase in waste material mined and the processing of stockpiled ore from prior years. Costs applicable to sales also increased by $7 million from the prior year quarter due to higher mill throughput and stockpile re-handling costs. Increasing labor and input commodity prices continue to impact operating costs, as well as increasing selling expenses and royalties due to higher average realized prices for both gold and copper.

    The Company continues to expect costs applicable to sales of approximately $225-$240 per ounce of gold and $1.10-$1.20 per pound of copper for the year. Fewer waste tons are expected to be mined during the remainder of 2007, resulting in lower mining costs for the year compared with the first quarter. Additionally, a higher proportion of total operating costs could be allocated to costs applicable to sales of gold if gold prices and gold sales volumes continue to increase at a higher rate than copper prices and volumes.

    The average realized copper price increased 32% to $2.74 per pound from $2.08 per pound in the prior year quarter, as the last remaining copper hedge contracts matured in February 2007. Average realized copper price will continue to be enhanced by the delivery of all copper hedges for the remainder of the year.

    Batu Hijau Capital Projects

    Including Batu Hijau's capital expenditures of $7 million during the first quarter, the Company continues to expect capital expenditures for the full year of approximately $140 to $150 million, with spending focused primarily on sustaining mine development.



    AHAFO
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces)                125             --
    Equity gold sales (000 ounces)                      125             --
    Costs applicable to sales ($/ounce)                $341             --



    Ahafo Operating Performance and Outlook

    Ahafo sold 125,000 ounces in the first quarter of 2007. Mill throughput and gold production were in line with expectations. Ore mill grade of 0.063 ounces per ton was higher than expected during the first quarter of 2007.

    Incorporating first quarter results, the Company continues to expect gold sales of between 410,000 and 450,000 ounces in 2007. Higher milled ore grades during the first quarter may provide positive grade reconciliation opportunities for the remainder of 2007.

    Ahafo's costs applicable to sales were $341 per ounce for the first quarter of 2007, primarily due to lower than anticipated power generation charges during the first quarter of 2007. Power costs are expected to be higher for the remainder of 2007. Additionally, higher than expected mill grades and production helped to reduce unit costs applicable to sales.

    The Company continues to expect costs applicable to sales of approximately $460-$500 per ounce for the year. Lower than anticipated power charges and higher than expected mill grades could reduce costs applicable to sales to the lower end of the expected range if sustained throughout the remainder of the year. Ahafo continues to address power availability issues in Ghana. Generators are currently being commissioned at Ahafo, allowing the plant to operate while meeting the government's power shedding requirements.

    An additional 80 mega-watt power plant is under construction in Ghana with completion anticipated during the third quarter. Newmont will have a 25% share in the power supplied from this plant. The majority of the equipment for this plant cleared customs in March, with the remaining critical equipment expected to be delivered by the end of May. As a result of the mining industry's initiative to install a power plant, the Ghanaian government has agreed to distribute power proportionately between participating mines and the public. The Company currently anticipates generating roughly one-third of Ahafo's power needs from this plant, with the remainder coming from the Ghanaian power grid.

    Ghana Capital Projects

    Including capital expenditures of $37 million during the first quarter, capital expenditures for the full year are expected to be between $180 and $200 million. For the rest of 2007, capital projects in Ghana are targeted for power generation solutions, mine development and mine optimization initiatives, as well as continued evaluation of the Akyem project.



    OTHER OPERATIONS
                                                     Q1 2007        Q1 2006
    Consolidated gold sales (000 ounces)                 49             98
    Equity gold sales (000 ounces)                       46             94
    Costs applicable to sales ($/ounce)                $331           $209



    Other Operations Performance and Outlook

    Combined equity gold sales for the Kori Kollo mine in Bolivia, the La Herradura mine in Mexico, and the Golden Giant mine in Canada decreased to 46,000 ounces in the first quarter of 2007 from 94,000 ounces in the year ago quarter. Gold sales decreased due to the completion of mining at Golden Giant, with remnant sales of 3,000 ounces in the first quarter of 2007, down from 34,000 in the year ago quarter. Gold sales at Kori Kollo decreased 48% in the first quarter of 2007 from 2006. Ore mined at Kori Kollo decreased to 2 million tons in the first quarter of 2007 from 3 million tons in the prior year quarter. The proportion of waste to ore mined at Kori Kollo increased to 1.8 from 0.7 in the prior year quarter due to a change in pit design. Ore placed on leach pads at Kori Kollo decreased by 42% due to lower ore volumes mined and higher volumes of waste moved as compared to the prior year quarter. La Herradura gold sales increased 10% in the first quarter of 2007 from the prior year quarter, primarily as a result of a 41% increase in tons placed on the leach pad. Incorporating first quarter results, the Company expects equity gold sales of approximately 155,000 to 190,000 ounces in 2007 from its other operations.

    Costs applicable to sales per ounce increased from $209 per ounce in the prior year quarter to $331 per ounce in the first quarter of 2007. Costs applicable to sales per ounce more than doubled at Kori Kollo in the first quarter of 2007 primarily due to lower production and higher waste removal costs from the year ago quarter. Costs applicable to sales per ounce increased 18% at La Herradura, primarily due to a 46% increase in tons mined and increased leaching costs. The Company continues to expect costs applicable to sales of approximately $305-$325 per ounce for the full year on average from Kori Kollo, La Herradura and Golden Giant.

    Capital, Overhead, Taxes, Interest and Other

    Capital expenditures for the first quarter of 2007 were $362 million, primarily for the construction of the power plant and sustaining development in Nevada ($158 million), construction of the gold mill and leach pad expansions at Yanacocha ($56 million), construction of the Boddington project and other sustaining development in Australia ($98 million), as well as sustaining development and risk mitigation for power shortages in Ghana ($37 million). The Company continues to expect capital expenditures between $1.8 and $2.0 billion for 2007. The Company expensed $192 million of depreciation, depletion and amortization for the first quarter, with 2007 depreciation, depletion and amortization expected to be between $800 to $865 million.

    The Company incurred $37 million of general and administrative expenses during the first quarter of 2007, with anticipated expenses of between $155 and $165 million for the year. The 2007 tax rate (assuming $650 per ounce gold) is expected to be between 29% and 34%. Including $24 million of net interest expense during the first quarter of 2007, the Company continues to expect net interest expense of approximately $95 to $105 million for the year. Including $18 million of advanced projects, research and development expenditures during the first quarter of 2007, the Company continues to expect full year spending to be approximately $85 to $100 million.

    Exploration Review

    Exploration expenditures for the first quarter of 2007 were $40 million, compared with $33 million in the prior year quarter. Near mine expenditures in the first quarter were $21 million, consistent with prior year spending of $22 million. Greenfield expenditures in the first quarter of 2007 were $10 million, compared with $8 million in the first quarter of 2006. For 2007, the Company's exploration budget anticipates approximately $170 and $175 million of exploration expenditures during 2007, with roughly 55% focused on near mine activity, approximately 20% focused on greenfields initiatives, and the remaining 25% roughly split between follow-up opportunity funds and technical support.

    Exploration spending in North America is primarily targeted on near mine programs in Nevada at the Carlin Trend, Battle Mountain-Eureka Trend and the Northern Nevada Rift. Full year expenditures are expected to be approximately $37 million in the United States, including $9 million of exploration spending during the first quarter. Exploration drilling for oxide gold targets east of the Gold Quarry pit demonstrated continuity with intercepts ranging between 50 to 70 meters at 0.5 to 2.0 grams per tonne (164-230 feet at 0.01-0.06 ounces per ton). Positive drilling results were generated from underground exploration targets at Turf and Exodus. Drilling at the Full House target near the Carlin underground mine also intersected step out mineralization in an apparent extension of the main ore body. Drill results at the Twin Creeks mine and at the Buffalo Valley Joint Venture identified encouraging oxide gold mineralization.

    Exploration spending in South America is primarily targeted on near mine programs at Yanacocha in Peru, as well as greenfield projects in the Guiana Shield in South America and the Andes in Peru. Including $10 million of exploration spending during the first quarter, exploration expenditures for the full year are expected to be approximately $34 million in the region, or approximately 20% of the Company's total exploration budget. Drilling at Yanacocha along the edge of the Maqui Maqui pit intersected sulfide mineralization with 73 meters at 10.5 grams per tonne (240 feet at 0.29 ounces per ton) and 0.69% copper. Additional drilling encountered intercepts with potential oxide and transitional layback opportunities. District exploration and development are progressing at Yanacocha, Chaquicocha and Conga with results pending.

    Including first quarter expenditures in Australia/New Zealand, exploration spending for the full year is expected to be approximately $24 million, or approximately 14% of the Company's total exploration budget. Development drilling at Boddington is proceeding with up to nine drill rigs targeting non-reserve material and reserve expansion. Intercepts beneath and adjacent to the reserve include 116 meters at 0.90 grams per tonne (381 feet at 0.03 ounce per ton) and 32 meters at 3.69 grams per tonne (105 feet at 0.11 ounce per ton). Deep drilling for extensions of the Wilson Shoot at the Callie deposit in the Tanami generated favorable intervals, with visible gold at 2,000 meters (6,562 feet) drill depths. Early stage drill programs at Jundee, Kalgoorlie and Waihi (Martha) in Australia/New Zealand are in progress.

    Including exploration spending during the first quarter in Indonesia and other Asia districts, exploration spending for the full year is expected to total approximately 2% of the Company's exploration budget. Exploration programs in the region are primarily focused on greenfield initiatives in China and Indonesia.

    Exploration spending in Ghana and other African regions totaled approximately $3 million during the first quarter. Exploration expenditures for the full year are anticipated to be approximately $18 million, or roughly 10% of the Company's total exploration budget for the year. Regional exploration programs throughout 2007 will focus on near mine programs in the Sefwi Belt in Ghana, as well as other greenfield projects in the Greenstone Belts of West Africa.

    Drilling efforts in Mexico, with the Company's joint venture partner Penoles, accelerated to the highest level in the history of the district during the first quarter. Development drilling in the Centauro, Yaqui and Dunas pits continues to advance as planned. Exploration in the northern district generated encouraging oxide gold mineralization results with an average grade of just under 1 gram per tonne (0.03 ounce per ton).

    Merchant Banking

    For the first quarter of 2007, royalty and dividend income was $31 million compared to $29 million for the year ago quarter. The Company continues to expect royalty and dividend income for the year to be between $100 and $110 million. At March 31, 2007, the market value of the marketable equity securities portfolio was $1.28 billion, a decrease of $100 million from year end 2006.

    During the first quarter of 2007, the Company invested a further
$27 million in Gabriel Resources, and closed on an exchange of shares in Agincourt Resources for shares in Oxiana Limited, realizing a $27 million gain. The Company also participated in a renewed drilling program and other pre-feasibility work at the EuroNimba iron ore deposit in Guinea, West Africa.

    STATEMENTS OF CONSOLIDATED INCOME

                                                    Q1 2007          Q1 2006

                                                    (unaudited, in millions
                                                       except per share)
    Revenues
      Sales - gold, net                              $1,043            $995
      Sales - copper, net                               213             137
                                                      1,256           1,132

    Costs and expenses
      Costs applicable to sales
       (exclusive of depreciation, depletion
       and amortization shown separately below)
         Gold                                           676             494
         Copper                                         128              65
      Depreciation, depletion and amortization          192             140
      Exploration                                        40              33
      Advanced projects, research and development        18              21
      General and administrative                         37              37
      Other expense, net                                 22              14
                                                      1,113             804
      Other income (expense)
         Other income, net                               67              35
         Interest expense, net                          (24)            (20)
                                                         43              15

      Income from continuing operations before
       income tax expense, minority interest
       and equity income of affiliates                  186             343
      Income tax expense                                (62)            (37)
      Minority interest in income of consolidated
       subsidiaries                                     (56)            (99)
      Income from continuing operations                  68             207
      Income from discontinued operations                --               2
      Net income                                        $68            $209

      Income per common share

         Basic:
           Income from continuing operations          $0.15           $0.47
           Income from discontinued operations           --              --
           Net income                                 $0.15           $0.47
         Diluted:
           Income from continuing operations          $0.15           $0.46
           Income from discontinued operations          $--             $--
           Net income                                 $0.15           $0.46

    Basic weighted-average common
     shares outstanding                                 451             448
    Diluted weighted-average common
     shares outstanding                                 452             451
    Cash dividends declared per common share          $0.10           $0.10

    CONSOLIDATED BALANCE SHEETS
                                                        At            At
                                                     March 31,    December 31,
                                                       2007          2006
                                                    (unaudited,  in millions)
                     ASSETS
    Cash and cash equivalents                          $786          $1,166
    Marketable securities and other short-term
     investments                                        130             109
    Trade receivables                                   275             142
    Accounts receivable                                 142             216
    Inventories                                         381             382
    Stockpiles and ore on leach pads                    353             378
    Deferred income tax assets                          149             156
    Other current assets                                 79              93
         Current assets                               2,295           2,642
    Property, plant and mine development, net         7,036           6,847
    Investments                                       1,230           1,319
    Long-term stockpiles and ore on leach pads          805             812
    Deferred income tax assets                          638             799
    Other long-term assets                              185             178
    Goodwill                                          2,986           3,004
         Total assets                               $15,175         $15,601

                  LIABILITIES
    Current portion of long-term debt                  $164            $159
    Accounts payable                                    291             340
    Employee-related benefits                           161             182
    Derivative instruments                               41             174
    Income and mining taxes                             334             364
    Other current liabilities                           475             520
         Current liabilities                          1,466           1,739
    Long-term debt                                    1,726           1,752
    Reclamation and remediation liabilities             528             528
    Deferred income tax liabilities                     569             703
    Employee-related benefits                           310             309
    Other long-term liabilities                         226             135
         Total liabilities                            4,825           5,166
    Minority interests in subsidiaries                1,163           1,098

                STOCKHOLDERS' EQUITY
    Common stock                                        680             677
    Additional paid-in capital                        6,726           6,703
    Accumulated other comprehensive income              582             673
    Retained earnings                                 1,199           1,284
         Total stockholders' equity                   9,187           9,337
         Total liabilities and
          stockholders' equity                      $15,175         $15,601

    STATEMENTS OF CONSOLIDATED CASH FLOW

                                                      Q1 2007        Q1 2006

                                                     (unaudited, in millions)
    Operating activities
         Net income                                     $68            $209
         Adjustments to reconcile net income to
          net cash from continuing operations:
         Depreciation, depletion and amortization       192             140
         Income from discontinued operations             --              (2)
         Accretion of accumulated reclamation
          obligations                                    10               7
         Deferred income taxes                            1             (72)
         Minority interest expense                       56              99
         Gain on asset sales, net                        (2)             (2)
         Gain on sale of investments, net               (27)             --
         Hedge gain, net                                 (3)             (9)
         Other operating adjustments and write-downs     26              37
      Net cash provided from continuing operations
       before net change in operating assets and
       liabilities                                      321             407
      Net change in operating assets and liabilities   (263)           (174)
    Net cash provided from continuing operations         58             233
    Net cash provided from discontinued operations       --               2
    Net cash from operations                             58             235
    Investing activities
         Additions to property, plant and mine
          development                                  (362)           (367)
         Investments in marketable debt and equity
          securities                                   (153)           (672)
         Proceeds from sale of marketable debt
          and equity securities                         124             970
         Acquisitions                                    --            (187)
         Other                                            1               2
    Net cash used in investing activities of
     continuing operations                             (390)           (254)
    Net cash used in investing activities of
     discontinued operations                             --              (3)
    Net cash used in investing activities              (390)           (257)
    Financing activities
         Repayment of debt                              (21)            (20)
         Dividends paid to common stockholders          (45)            (45)
         Dividends paid to minority interests            (1)            (45)
         Proceeds from stock issuance                     9              38
         Change in restricted cash and other              8              (8)
    Net cash used in financing activities               (50)            (80)
    Effect of exchange rate changes on cash               2              (1)
    Net change in cash and cash equivalents            (380)           (103)
    Cash and cash equivalents at
     beginning of period                              1,166           1,082
    Cash and cash equivalents at
     end of period                                     $786            $979

    OPERATING STATISTICS SUMMARY

                                                     Q1 2007         Q1 2006
    Gold
    Consolidated ounces sold (000):
      Nevada (1)                                        560             535
      Yanacocha                                         455             770
      Batu Hijau                                         84              73
      Australia/New Zealand
         Tanami                                         113             108
         Kalgoorlie                                      95              94
         Jundee                                          62              62
         Pajingo                                         48              32
         Martha                                          14              37
                                                        332             333

      Ahafo                                             125              --

      Other
         Kori Kollo                                      24              44
         La Herradura                                    22              20
         Golden Giant                                     3              34
                                                         49              98
                                                      1,605           1,809

    Equity ounces sold (000):
      Nevada (1)                                        560             489
      Yanacocha                                         234             395
      Batu Hijau                                         45              39
      Australia/New Zealand
         Tanami                                         113             108
         Kalgoorlie                                      95              94
         Jundee                                          62              62
         Pajingo                                         48              32
         Martha                                          14              37
                                                        332             333

      Ahafo                                             125              --

      Other
         Kori Kollo                                      21              40
         La Herradura                                    22              20
         Golden Giant                                     3              34
                                                         46              94
                                                      1,342           1,350

      Discontinued Operations
         Zarafshan                                       --              29
         Holloway                                        --              13
                                                      1,342           1,392

    Copper
      Batu Hijau (pounds sold in millions):
         Consolidated                                    91              81
         Equity                                          48              43

    (1) Includes 14 ounces sold (consolidated and equity) for the quarter ended March 31, 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounces calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

    OPERATING STATISTICS - NEVADA

                                                    Q1 2007         Q1 2006
    Tons mined (000 dry short tons):
      Open pit
         Ore                                         10,574           8,751
         Waste                                       48,194          39,303
           Total                                     58,768          48,054
      Underground                                       484             368
    Tons milled/processed (000 dry short tons):
      Mill                                            6,237           3,596
      Leach                                           3,355           6,603
    Average ore grade (oz/ton):
      Mill                                            0.101           0.141
      Leach                                           0.033           0.024
    Average mill recovery rate                        81.7%            81.9%
    Gold ounces produced (thousands):
      Mill                                              486             448
      Leach                                              76              77
      Incremental start-up                               --              14
         Consolidated                                   562             539
         Equity                                         562             492
    Gold ounces sold (thousands):
      Consolidated (1)                                  560             535
      Equity (1)                                        560             489

    Gold production costs (millions):
      Costs applicable to sales                        $276            $206
      Depreciation, depletion and amortization          $55             $36
    Gold production costs (per ounce sold):
      Direct mining and production costs               $512            $388
      By-product credits                                (29)            (11)
      Royalties and production taxes                      8              15
      Reclamation/accretion expense                       2               3
         Costs applicable to sales                     $493            $395
         Depreciation, depletion, and amortization      $98             $68

    (1) Includes 14 ounces sold (consolidated and equity) for the quarter ended March 31, 2006 from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

    OPERATING STATISTICS - YANACOCHA

                                                    Q1 2007         Q1 2006
    Tons mined (000 dry short tons):
      Ore                                            16,548          31,082
      Waste                                          29,660          19,293
         Total                                       46,208          50,375
    Tons processed (000 dry short tons)              16,548          31,090
    Average ore grade (oz/ton)                        0.013           0.035
    Gold ounces produced (thousands):
      Consolidated                                      418             800
      Equity                                            215             411
    Gold ounces sold (thousands):
      Consolidated                                      455             770
      Equity                                            234             395

    Gold production costs (millions):
      Costs applicable to sales                        $141            $124
      Depreciation, depletion and amortization          $42             $43
    Gold production costs (per ounce sold):
      Direct mining and production costs               $313            $161
      By-product credits                                (26)            (11)
      Royalties and production taxes                     18               8
      Reclamation/accretion expense                       5               3
         Costs applicable to sales                     $310            $161
         Depreciation, depletion, and amortization      $93             $56



    OPERATING STATISTICS - BATU HIJAU

                                                    Q1 2007         Q1 2006
    Tons mined (000 dry short tons):
      Ore                                             1,532          31,191
      Waste                                          62,183          28,998
         Total                                       63,715          60,189
    Tons milled (000 dry short tons)                 11,980          10,829
    Average ore grade:
      Gold (oz/ton)                                   0.009           0.010
      Copper                                          0.50%           0.51%
    Average mill recovery rate:
      Gold                                            80.0%           76.2%
      Copper                                          80.6%           85.4%
    Gold ounces produced (thousands):
      Consolidated                                       88              83
      Equity                                             46              44
    Gold ounces sold (thousands):
      Consolidated                                       84              73
      Equity                                             45              39
    Copper pounds produced (millions):
      Consolidated                                       96              94
      Equity                                             51              50
    Copper pounds sold (millions):
      Consolidated                                       91              81
      Equity                                             48              43

    Gold production costs (millions):
      Costs applicable to sales                         $28             $15
      Depreciation, depletion and amortization           $6              $4
    Gold production costs (per ounce sold):
      Direct mining and production costs               $323            $203
      By-product credits                                 (9)             (7)
      Royalties and production taxes                     13              10
      Reclamation/accretion expense                       3               2
         Costs applicable to sales                     $330            $208
         Depreciation, depletion, and amortization      $74             $51

    Copper production costs (millions):
      Costs applicable to sales                        $128             $65
      Depreciation, depletion and amortization          $28             $16
    Copper production costs (per pound sold):
      Direct mining and production costs              $1.41           $0.81
      By-product credits                              (0.04)          (0.03)
      Royalties and production taxes                   0.02            0.02
      Reclamation/accretion expense                    0.01            0.01
         Costs applicable to sales                    $1.40           $0.81
         Depreciation, depletion, and amortization    $0.31           $0.19

    OPERATING STATISTICS - AHAFO

                                                    Q1 2007         Q1 2006
    Tons mined (000 dry short tons):
      Ore                                             2,545              --
      Waste                                           8,238              --
         Total                                       10,783              --

    Tons milled (000 dry short tons):                 2,182              --
    Average ore grade (oz/ton)                        0.063              --
    Average mill recovery rate                        92.8%              --
    Gold ounces produced (thousands):
      Consolidated                                      128              --
      Equity                                            128              --
    Gold ounces sold (thousands):
      Consolidated                                      125              --
      Equity                                            125              --

    Gold production costs (millions):
      Costs applicable to sales                         $43             $--
      Depreciation, depletion and amortization          $10             $--
    Gold production costs (per ounce sold):
      Direct mining and production costs               $321             $--
      By-product credits                                 (1)             --
      Royalties and production taxes                     20              --
      Reclamation/accretion expense                       1              --
         Costs applicable to sales                     $341             $--
         Depreciation, depletion, and amortization      $78             $--



    OPERATING STATISTICS - PAJINGO AND JUNDEE

                                                     Q1 2007         Q1 2006
    PAJINGO
    Tons mined (000 dry short tons)                     147             114
    Tons milled (000 dry short tons)                    137             115
    Average ore grade (oz/ton)                        0.315           0.272
    Average mill recovery rate                        96.5%           96.9%
    Gold ounces produced (thousands):
      Consolidated                                       45              32
      Equity                                             45              32
    Gold ounces sold (thousands):
      Consolidated                                       48              32
      Equity                                             48              32

    Gold production costs (millions):
      Costs applicable to sales                         $19             $14
      Depreciation, depletion and amortization           $9              $5
    Gold production costs (per ounce sold):
      Direct mining and production costs               $380            $433
      By-product credits                                (12)            (12)
      Royalties and production taxes                     19              15
      Reclamation/accretion expense                       3               3
         Costs applicable to sales                     $390            $439
         Depreciation, depletion, and amortization     $178            $149

    JUNDEE
    Tons mined (000 dry short tons):
      Ore                                               185             158
      Waste                                           1,099             902
         Total                                        1,284           1,060
    Tons mined (000 dry short tons)                     266             273
    Tons milled (000 dry short tons)                    448             557
    Average ore grade (oz/ton)                        0.130           0.121
    Average mill recovery rate                        88.1%           91.8%
    Gold ounces produced (thousands):
      Consolidated                                       54              63
      Equity                                             54              63
    Gold ounces sold (thousands):
      Consolidated                                       62              62
      Equity                                             62              62

    Gold production costs (millions):
      Costs applicable to sales                         $36             $26
      Depreciation, depletion and amortization           $6              $5
    Gold production costs (per ounce sold):
      Direct mining and production costs               $564            $404
      By-product credits                                 (2)             (1)
      Royalties and production taxes                     14              16
      Reclamation/accretion expense                       8               6
         Costs applicable to sales                     $584            $425
         Depreciation, depletion, and amortization      $96             $79

    OPERATING STATISTICS - TANAMI AND KALGOORLIE

                                                     Q1 2007         Q1 2006
    TANAMI
    Tons mined (000 dry short tons)                     503             523
    Tons milled (000 dry short tons)                    713             792
    Average ore grade (oz/ton)                        0.147           0.142
    Average mill recovery rate                        95.8%           95.6%
    Gold ounces produced (thousands):
      Consolidated                                      102             108
      Equity                                            102             108
    Gold ounces sold (thousands):
      Consolidated                                      113             108
      Equity                                            113             108

    Gold production costs (millions):
      Costs applicable to sales                         $50             $38
      Depreciation, depletion and amortization           $9              $7
    Gold production costs (per ounce sold):
      Direct mining and production costs               $379            $299
      By-product credits                                 (1)             (1)
      Royalties and production taxes                     60              45
      Reclamation/accretion expense                       2               3
         Costs applicable to sales                     $440            $346
         Depreciation, depletion, and amortization      $82             $63

    KALGOORLIE
    Tons mined (000 dry short tons):
      Open pit
         Ore                                          1,204           1,817
         Waste                                        8,448           9,445
           Total                                      9,652          11,262
      Underground                                        53              53
    Tons milled (000 dry short tons)                  1,600           1,698
    Average ore grade (oz/ton)                        0.055           0.062
    Average mill recovery rate                        84.3%           82.6%
    Gold ounces produced (thousands):
      Consolidated                                       85              92
      Equity                                             85              92
    Gold ounces sold (thousands):
      Consolidated                                       95              94
      Equity                                             95              94

    Gold production costs (millions):
      Costs applicable to sales                         $58             $44
      Depreciation, depletion and amortization           $8              $6
    Gold production costs (per ounce sold):
      Direct mining and production costs               $592            $448
      By-product credits                                 (3)             (2)
      Royalties and production taxes                     15              14
      Reclamation/accretion expense                      10               5
         Costs applicable to sales                     $614            $465
         Depreciation, depletion, and amortization      $88             $70

    OPERATING STATISTICS - WAIHI (MARTHA) AND GOLDEN GIANT

                                                     Q1 2007         Q1 2006
    WAIHI (MARTHA) Tons mined (000 dry short tons):
      Open pit
         Ore                                             --             574
         Waste                                        1,255              75
           Total                                      1,255             649
      Underground                                        56              19
    Tons milled (000 dry short tons)                     17             302
    Average ore grade (oz/ton)                        0.294           0.119
    Average mill recovery rate                        89.9%           94.4%
    Gold ounces produced (thousands):
      Consolidated                                        4              38
      Equity                                              4              38
    Gold ounces sold (thousands):
      Consolidated                                       14              37
      Equity                                             14              37

    Gold production costs (millions):
      Costs applicable to sales                          $9              $6
      Depreciation, depletion and amortization           $3              $3
    Gold production costs (per ounce sold):
      Direct mining and production costs               $671            $244
      By-product credits                                (30)            (74)
      Royalties and production taxes                      7              --
      Reclamation/accretion expense                      15               6
         Costs applicable to sales                     $663            $176
         Depreciation, depletion, and amortization     $242             $86

    GOLDEN GIANT
    Tons mined (000 dry short tons)                      --              13
    Tons milled (000 dry short tons)                     --              17
    Average ore grade (oz/ton)                           --           0.627
    Average mill recovery rate                           --           96.9%
    Gold ounces produced (thousands):
      Consolidated                                        3              34
      Equity                                              3              34
    Gold ounces sold (thousands):
      Consolidated                                        3              34
      Equity                                              3              34

    Gold production costs (millions):
      Costs applicable to sales                          $1              $8
      Depreciation, depletion and amortization          $--              $1
    Gold production costs (per ounce sold):
      Direct mining and production costs               $197            $218
      By-product credits                                 (4)             (1)
      Royalties and production taxes                     --              --
      Reclamation/accretion expense                      67               6
         Costs applicable to sales                     $260            $223
         Depreciation, depletion, and amortization      $--             $17

    OPERATING STATISTICS - KORI KOLLO AND LA HERRADURA

                                                    Q1 2007         Q1 2006
    KORI KOLLO
    Tons mined (000 dry short tons):
      Ore                                             1,938           3,360
      Waste                                           3,550           2,346
         Total                                        5,488           5,706
    Tons processed (000 dry short tons)               1,938           3,360
    Average ore grade (oz/ton)                        0.020           0.023
    Gold ounces produced (thousands):
      Consolidated                                       25              44
      Equity                                             22              39
    Gold ounces sold (thousands):
      Consolidated                                       24              44
      Equity                                             21              40

    Gold production costs (millions):
      Costs applicable to sales                          $8              $7
      Depreciation, depletion and amortization           $3              $2
    Gold production costs (per ounce sold):
      Direct mining and production costs               $355            $141
      By-product credits                                (22)             (9)
      Royalties and production taxes                     --              30
      Reclamation/accretion expense                      14               7
         Costs applicable to sales                     $347            $169
         Depreciation, depletion, and amortization     $106             $49

    LA HERRADURA Tons mined (000 dry short tons):
      Ore                                             1,317             937
      Waste                                           4,145           2,793
         Total                                        5,462           3,730
    Tons processed (000 dry short tons)               1,317             937
    Average ore grade (oz/ton)                        0.023           0.024
    Gold ounces produced (thousands):
      Consolidated                                       15              20
      Equity                                             15              20
    Gold ounces sold (thousands):
      Consolidated                                       22              20
      Equity                                             22              20

    Gold production costs (millions):
      Costs applicable to sales                          $7              $6
      Depreciation, depletion and amortization           $2              $2
    Gold production costs (per ounce sold):
      Direct mining and production costs               $351            $275
      By-product credits                                (28)             (3)
      Royalties and production taxes                     --              --
      Reclamation/accretion expense                       1               2
         Costs applicable to sales                     $324            $274
         Depreciation, depletion, and amortization     $110             $98

    GOLD DERIVATIVE POSITION (March 31, 2007)
    MATURITY SUMMARY (1),(2) (000 Ounces)

                                                        Price Capped
                                                            Sales
                                                          Contracts

               Year                                    Ozs         Price (3)
               2008                                   1,000           $384
               2009                                     600           $381
               2011                                     250           $392
               Total/Average                          1,850           $384

    (1) For more detailed descriptions, definitions and explanations, refer to the Company's Annual Report on form 10-K for the year ended December 31, 2006, filed on February 26, 2007.
    (2) Prices quoted are gross contract prices, which represent the gross cash flow per ounce of each contract. Not included in these prices are the additional cash outflows associated with borrowing gold over the life of the contract where the contracts are floating in nature. The rate at which gold is borrowed is determined over the life of the contract based on the prevailing market gold lease rate for the time period that the borrowing is fixed. The borrowing can be fixed for varying periods over the life of the contract.
    (3) The price capped sales contracts had a negative mark-to-market of $589 million at March 31, 2007.



    The Company's first quarter earnings conference call and web cast presentation will be held on April 26, 2007 beginning at 4:00 p.m. Eastern Time (2:00 p.m. Mountain Time). To participate:

    Dial-In Number:    210.234.0003
    Leader:            Randy Engel
    Password:          Newmont

    The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Presentations and will be archived there for a limited time.

    Cautionary Statement:

    This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold and copper production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures, royalty and dividend income, tax rates and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) estimates of potential cost savings from the Nevada power plant; and (vi) statements regarding future exploration results and the replacement of reserves. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2006 Annual Report on Form 10-K, filed February 26, 2007, which is on file with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

    APPENDIX A - NET CHANGE IN OPERATING ASSETS AND LIABILITIES

    Net cash used in operating activities attributable to the net change in operating assets and liabilities is composed of the following:

                                                        Three Months Ended
                                                            March 31,
                                                       2007           2006
    Decrease (increase) in operating assets:
      Trade and accounts receivable                      $2           $(44)
      Inventories, stockpiles and ore on leach pads       9           (123)
      Other assets                                       --            (11)
    Increase (decrease) in operating liabilities:
      Accounts payable and other accrued liabilities   (262)            16
      Reclamation liabilities                           (12)           (12)
                                                      $(263)         $(174)


SOURCE  Newmont Mining Corporation
       -0-                             04/26/2007
      /CONTACT: Randy Engel, +1-303-837-6033, randy.engel@newmont.com, or Stephen Gottesfeld, +1-303-837-5737, stephen.gottesfeld@newmont.com, both of Newmont Mining Corporation/
      /Web site: http://www.newmont.com / (NEM)